Exhibit 99.1

TimkenSteel Announces Fourth-Quarter and Full-Year 2022 Results

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Net sales of $245.4 million in the fourth-quarter and $1.3 billion for the full-year
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Fourth-quarter net loss of $33.2 million and full-year net income of $65.1 million with adjusted EBITDA(1) of $11.9 million in the fourth-quarter and $172.2 million for the full-year
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Operating cash flow of $23.7 million in the fourth quarter with $134.5 million for the full-year

CANTON, Ohio: February 23, 2023 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components and supply chain solutions, today reported fourth-quarter 2022 net sales of $245.4 million and a net loss of $33.2 million, or a loss of $0.75 per diluted share. On an adjusted basis(1), the fourth-quarter 2022 net loss was $4.6 million, or a loss of $0.10 per diluted share, and adjusted EBITDA was $11.9 million.

This compares with the company's sequential third-quarter 2022 net sales of $316.8 million and a net loss of $13.3 million, or a loss of $0.29 per diluted share. On an adjusted basis(1), the third-quarter 2022 net loss was $4.1 million, or a loss of $0.09 per diluted share, and adjusted EBITDA was $10.8 million.

Fourth-quarter 2021 net sales were $338.3 million with net income of $57.1 million, or $1.07 per diluted share. On an adjusted basis(1), the fourth-quarter 2021 net income was $42.3 million, or $0.80 per diluted share, and adjusted EBITDA was $62.1 million.

“In the first half of 2022, we achieved record profitability and solid operating cash flow. As expected, our success was attributed to the execution of our strategic imperatives including our commercial focus on high-value end markets supported by a strong demand and base pricing environment,” said Mike Williams, president and chief executive officer. “However, safety performance, production output and profitability were disappointing in the second half of the year. As an organization, we remain committed to improving our safety culture and performance. As we continue to ramp up production, we are focused on enhancing our manufacturing excellence and asset reliability programs. Looking ahead for the remainder of 2023, we expect to make further progress on our strategic imperatives and anticipate end market demand and base pricing to remain healthy while our balance sheet remains strong.”

FOURTH-QUARTER 2022 FINANCIAL SUMMARY

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Net sales of $245.4 million decreased 23 percent compared with $316.8 million in the third quarter 2022. The decrease in net sales was primarily related to a market-driven reduction in surcharge revenue per ton as a result of lower scrap and alloy prices, as well as the impact from lower shipments. Partially offsetting these items were favorable product mix and higher base sales(1) prices. Compared with the prior-year fourth quarter, the decrease in net sales was driven primarily by lower shipments and a reduction in surcharge revenue per ton as a result of lower scrap prices, partially offset by higher base sales(1) prices and favorable product mix.
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Ship tons of 128,300 decreased 30,200 tons sequentially, or 19 percent, driven by lower shipments across all end markets. Compared with the prior-year fourth quarter, ship tons decreased 35 percent as a result of lower industrial and mobile shipments. Customer demand remained solid throughout the fourth quarter; however, shipments were negatively impacted by the availability of inventory for shipment following unplanned downtime.

(1)
Please see discussion of non-GAAP financial measures in this news release.

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Manufacturing costs increased slightly on a sequential basis in the fourth quarter while melt utilization improved to 47 percent from 40 percent in the third quarter. Fourth-quarter melt utilization and related cost absorption remained challenged as a result of the ongoing production ramp up following planned and unplanned downtime. Compared with the prior-year fourth quarter, manufacturing costs increased $43.2 million. The increase was primarily driven by lower cost absorption given the 47 percent melt utilization rate compared with 71 percent in the same quarter last year. Manufacturing costs were also higher due to the inflationary cost environment, as well as increased maintenance and outside contractor costs.
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SG&A expense was $17.4 million, a $1.2 million sequential increase primarily driven by higher variable compensation expense. SG&A expense increased $0.6 million when compared to the prior-year fourth quarter.
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Other income included an insurance recovery of $33.0 million recognized in the fourth quarter related to the recovery of certain costs associated with unplanned downtime in the second half of 2022, of which $13.0 million was received in the fourth quarter and $20.0 million was collected in the first quarter 2023.
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Income tax expense in the fourth quarter was $28.9 million, as the company released a portion of its income tax valuation allowance due to consecutive years of positive net income and the utilization of the majority of loss carryforwards generated in prior years.

FULL-YEAR 2022 FINANCIAL SUMMARY

Net income for the full-year 2022 was $65.1 million, or $1.30 per diluted share, compared with net income of $171.0 million, or $3.18 per diluted share, for the full-year 2021. On an adjusted basis(1), full-year 2022 net income was $94.2 million, or $1.87 per diluted share, and adjusted EBITDA was $172.2 million. In comparison, full-year 2021 net income on an adjusted basis(1) was $172.7 million, or $3.21 per diluted share, and adjusted EBITDA(1) was $245.9 million.

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Net sales of $1.3 billion increased 4 percent compared with the prior year, driven largely by a significant increase in base sales(1) prices and favorable product mix, partially offset by lower industrial and mobile shipments.
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Ship tons were 692,100, a decrease of 15 percent from the prior year. Customer demand remained solid throughout 2022; however, second half shipments were negatively impacted by availability of inventory for shipment following unplanned downtime.
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Manufacturing costs increased by $126.2 million compared with 2021 primarily driven by cost inflation, lower cost absorption and repair costs associated with unplanned downtime. Melt utilization was 63 percent in 2022, including 83 percent in the first half and 44 percent in the second half of the year, compared with 73 percent for the full-year 2021.
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SG&A expense was $73.8 million compared with $77.2 million in the prior year, a decline of $3.4 million. The decline in SG&A from 2021 was primarily driven by lower variable compensation expense and savings from prior restructuring actions, partially offset by information technology transformation project costs.

(1)
Please see discussion of non-GAAP financial measures in this news release.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of December 31, 2022, the company’s cash and cash equivalents balance was $257.2 million. In the fourth quarter, operating cash flow was $23.7 million, primarily driven by lower working capital. For the full-year 2022, the company generated significant operating cash flow of $134.5 million driven by its profitability while investing $27.1 million in capital expenditures. Total liquidity(2) was $490.7 million as of December 31, 2022.

In the fourth quarter, the company repurchased 1.1 million common shares in the open market at an aggregate cost of $19.6 million. In total during 2022, the company repurchased 3.0 million common shares at an aggregate cost of $52.0 million. As of December 31, 2022, the company had $73.0 million remaining on its existing share repurchase program.

2023 OUTLOOK

Given the elements outlined in the outlook below, the company expects to report a sequential increase in adjusted EBITDA in the first quarter 2023.

Commercial:

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Customer demand remains solid with opportunities for further profitability enhancement through our commercial excellence initiatives. Our order book is expected to remain full in the first half of 2023.
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Ship tons are expected to sequentially increase in the first quarter by 25 percent or greater.
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Annual price agreement negotiations are complete with a meaningful increase in base prices, compared with 2022 average base prices, for customers on approximately 70 percent of the 2023 order book.

Operations:

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The company expects continued improvement in its melt utilization rate throughout the first quarter with an average melt utilization rate of approximately 70 percent for the quarter.
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Inflationary pressure is anticipated to remain on certain commodities and consumables.

Other matters:

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Planned capital expenditures are approximately $45 million in 2023.
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The company continues to seek additional insurance recoveries related to unplanned downtime in the second half of 2022, although the timing and amount of potential additional recoveries are uncertain at this time.
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An effective income tax rate of 15 to 20 percent is expected in 2023.
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Pension expense is expected to increase by approximately $11 million in 2023 compared with 2022, excluding the impact of remeasurements. Required cash pension contributions are expected to be minimal in 2023.

(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, February 24, 2023 at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,700 people and had sales of $1.3 billion in 2022. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the impact of the Russia-Ukraine conflict on the global economy, sourcing of raw materials, and commodity prices; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; the timing required to ramp up melt production to forecasted demand levels, as the company recovers from unplanned downtime in the second half of 2022; additional amounts, if any, that the company is able to obtain from its business interruption insurance in connection with the unplanned downtime; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (Unaudited)	2022	2021	2022	2021
Net sales	$245.4	$338.3	$1,329.9	$1,282.9
Cost of products sold	265.7	282.9	1,203.2	1,062.9
Gross Profit	(20.3)	55.4	126.7	220.0
Selling, general & administrative expenses (SG&A)	17.4	16.8	73.8	77.2
Restructuring charges	—	4.7	0.8	6.7
Loss on sale of consolidated subsidiary	—	—	—	1.1
Loss (gain) on sale or disposal of assets, net	(0.6)	0.8	1.9	1.3
Impairment charges	—	2.4	—	10.6
Loss on extinguishment of debt	—	—	43.1	—
Other (income) expense, net	(31.8)	(31.2)	(90.6)	(59.5)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(5.3)	61.9	97.7	182.6
Interest (income) expense, net	(1.0)	1.2	0.6	5.9
Income (Loss) Before Income Taxes	(4.3)	60.7	97.1	176.7
Provision (benefit) for income taxes	28.9	3.6	32.0	5.7
Net Income (Loss)	$(33.2)	$57.1	$65.1	$171.0

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.75)	$1.24	$1.42	$3.73
Diluted earnings (loss) per share (2,3)	$(0.75)	$1.07	$1.30	$3.18

Weighted average shares outstanding - basic	44.5	46.2	45.8	45.9
Weighted average shares outstanding - diluted (2,3)	44.5	54.1	51.5	55.0

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2022, because the effect of their inclusion would have been anti-dilutive. For the year ended December 31, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.6 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the year ended December 31, 2022, net income was adjusted to add back $1.9 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) For the three months and year ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares and 7.4 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.0 million shares and 1.7 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million and $4.1 million for the three months and year ended December 31, 2021, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$257.2	$259.6
Accounts receivable, net of allowances	79.4	100.5
Inventories, net	192.4	210.9
Deferred charges and prepaid expenses	6.4	3.9
Assets held for sale	—	4.3
Other current assets	21.2	3.1
Total Current Assets	556.6	582.3

Property, plant and equipment, net	486.1	510.2
Operating lease right-of-use assets	12.5	14.5
Pension assets	19.4	43.1
Intangible assets, net	5.0	6.7
Other non-current assets	2.4	2.1
Total Assets	$1,082.0	$1,158.9

LIABILITIES
Accounts payable	$113.2	$141.9
Salaries, wages and benefits	21.2	37.9
Accrued pension and postretirement costs	2.0	4.3
Current operating lease liabilities	6.0	5.7
Current convertible notes, net	20.4	44.9
Other current liabilities	23.9	16.1
Total Current Liabilities	186.7	250.8

Credit Agreement	—	—
Non-current operating lease liabilities	6.5	8.8
Accrued pension and postretirement costs	162.9	223.0
Deferred income taxes	25.9	2.2
Other non-current liabilities	13.5	9.5
Total Liabilities	395.5	494.3
SHAREHOLDERS' EQUITY
Additional paid-in capital	847.0	832.1
Retained deficit	(123.1)	(188.2)
Treasury shares	(52.1)	—
Accumulated other comprehensive income (loss)	14.7	20.7
Total Shareholders' Equity	686.5	664.6
Total Liabilities and Shareholders' Equity	$1,082.0	$1,158.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(33.2)	$57.1	$65.1	$171.0
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.6	15.0	58.3	63.1
Amortization of deferred financing fees and debt discount	0.1	0.3	0.7	1.0
Loss on extinguishment of debt		-	43.1	—
Loss on sale of consolidated subsidiary	—	—	—	1.1
Loss (gain) on sale or disposal of assets	(0.6)	0.8	1.9	1.3
Impairment charges	—	2.4	—	10.6
Deferred income taxes	25.4	1.3	24.9	1.2
Stock-based compensation expense	2.3	1.8	8.8	7.3
Pension and postretirement expense (benefit), net	4.2	(27.0)	(40.5)	(38.7)
Changes in operating assets and liabilities:	—
Accounts receivable, net	20.8	29.7	21.3	(37.2)
Inventories, net	13.4	3.5	18.8	(41.6)
Accounts payable	(13.3)	9.2	(33.2)	53.5
Other accrued expenses	3.7	(0.6)	(8.8)	9.7
Pension and postretirement contributions and payments	(0.5)	(4.0)	(5.4)	(6.9)
Deferred charges and prepaid expenses	0.5	1.2	(2.6)	0.1
Other, net	(13.7)	—	(17.9)	1.4
Net Cash Provided (Used) by Operating Activities	23.7	90.7	134.5	196.9
Investing Activities
Capital expenditures	(11.4)	(4.9)	(27.1)	(12.2)
Proceeds from sale of consolidated subsidiary	—	—	—	6.2
Proceeds from disposals of property, plant and equipment	2.4	1.0	5.4	1.2
Net Cash Provided (Used) by Investing Activities	(9.0)	(3.9)	(21.7)	(4.8)
Financing Activities
Purchase of treasury shares	(19.6)	—	(52.0)	—
Proceeds from exercise of stock options	0.1	0.8	8.0	4.1
Shares surrendered for employee taxes on stock compensation	(0.3)	—	(2.0)	(0.5)
Repayments on convertible notes	—	—	(67.6)	(38.9)
Repayments on credit agreements	—	—	—	—
Debt issuance costs	(0.3)	—	(1.0)	—
Net Cash Provided (Used) by Financing Activities	(20.1)	0.8	(114.6)	(35.3)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(5.4)	87.6	(1.8)	156.8
Cash, cash equivalents, and restricted cash at beginning of period	263.2	172.0	259.6	102.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$257.8	$259.6	$257.8	$259.6

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$257.2	$259.6	$257.2	$259.6
Restricted cash reported in other current assets	0.6	—	0.6	—
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$257.8	$259.6	$257.8	$259.6

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021
Net Cash Provided (Used) by Operating Activities	$23.7	$90.7	$134.5	$196.9
Less: Capital expenditures	(11.4)	(4.9)	(27.1)	(12.2)
Free Cash Flow	$12.3	$85.8	$107.4	$184.7

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended December 31, 2022, December 31, 2021, and September 30, 2022:

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended December 31, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Loss (gain) on sale or disposal of assets, net	Other (income) expense, net	Provision (benefit) for income taxes	Diluted earnings (loss) per share(1)
As reported	$(33.2)	$17.4	$(0.6)	$(31.8)	$28.9	$(0.75)
Adjustments:(3)
Gain on sale or disposal of assets, net(6)	(0.6)	—	0.6	—	—	(0.01)
Loss from remeasurement of benefit plans, net	1.8	—		(1.8)	—	0.04
Business transformation costs(2)	0.1	(0.1)	—	—	—	0.01
IT transformation costs(7)	1.3	(1.3)	—	—	—	0.03
Provision (benefit) for income taxes(8)	26.6	—	—	—	(26.6)	0.60
Tax effect on above adjustments(9)	(0.6)	0.3	(0.1)	0.4	—	(0.02)
As adjusted	$(4.6)	$16.3	$(0.1)	$(33.2)	$2.3	$(0.10)

Three months ended December 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(4)
As reported	$57.1	$282.9	$16.8	$4.7	$0.8	$2.4	$(31.2)	$1.07
Adjustments:(3)
Loss on sale of scrap processing facility
Restructuring charges	4.7	—	—	(4.7)	—	—	—	0.09
Gain from remeasurement of benefit plans	(22.3)	—	—	—	—	—	22.3	(0.41)
Business transformation costs(2)	0.6	—	(0.6)	—	—	—	—	0.01
Customer program early termination	1.4	1.0	—	—	—	(2.4)	—	0.03
Gain on sale of TMS assets	(0.1)	—	—	—	0.1	—	—	(0.01)
Loss on sale or disposal of assets, net(6)	0.9	—	—	—	(0.9)	—	—	0.02
As adjusted	$42.3	$283.9	$16.2	$—	$—	$—	$(8.9)	$0.80

Three months ended September 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other (income) expense, net	Diluted earnings (loss) per share(5)
As reported	$(13.3)	$16.2	$1.9	$0.1	$0.2	$(0.29)
Adjustments:(3)
Loss on sale or disposal of assets, net(6)	1.9	—	(1.9)	—	—	0.04
Loss on extinguishment of debt	0.1	—	—	(0.1)	—	0.01
Loss from remeasurement of benefit plans, net	4.8	—	—	—	(4.8)	0.10
Business transformation costs(2)	0.8	(0.8)	—	—	—	0.02
IT transformation costs(7)	1.6	(1.6)	—	—	—	0.03
As adjusted	$(4.1)	$13.8	$—	$—	$(4.6)	$(0.09)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2022, because the effect of their inclusion would have been anti-dilutive.

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with strategic initiatives and organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the three months ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.9 million shares) and common share equivalents for shares issuable for equity-based awards (2.0 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended December 31, 2021 was 54.1 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.8 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(5) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards, were excluded from the computation of diluted earnings (loss) per share for the three months ended September 30, 2022, because the effect of their inclusion would have been anti-dilutive.

(6) For the three months ended December 31, 2022, the gain on sale or disposal of assets, net, primarily related to the sale of excess assets. For the three months ended December 31, 2021, the loss on sale or disposal of assets, net, related to losses incurred related to older excess assets sold via an auction process. For the three months ended September 30, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service.

(7) For the three months ended December 31, 2022 and September 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(8) Provision (benefit) for income taxes includes the net tax benefit (expense) from non-routine income tax items. For the three months ended December 31, 2022, this amount includes a tax benefit associated with the reversal of an inventory reserve related to an accounting policy change from LIFO to FIFO, which occurred in 2019, a tax expense related to the reversal of our full domestic valuation allowance, and a tax benefit to normalize the income tax impact of recognizing full year income tax in the fourth quarter of 2022 due to the timing of release of the company’s full domestic valuation allowance.

(9) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the year ended December 31, 2022 and December 31, 2021:

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Year ended December 31, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other (income) expense, net	Provision (benefit) for income taxes	Diluted earnings (loss) per share(1)
As reported	$65.1	$73.8	$0.8	$1.9	$43.1	$(90.6)	$32.0	$1.30
Adjustments:(3)
Restructuring charges	0.8	—	(0.8)	—	—	—	—	0.02
Loss on sale or disposal of assets, net(5)	1.9	—	—	(1.9)	—	—	—	0.04
Loss on extinguishment of debt	43.1	—	—	—	(43.1)	—	—	0.84
Gain from remeasurement of benefit plans, net	(35.4)	—	—	—	—	35.4	—	(0.69)
Business transformation costs(2)	1.6	(1.6)	—	—	—	—	—	0.03
IT transformation costs(6)	4.2	(4.2)	—	—	—	—	—	0.08
Provision (benefit) for income taxes(7)	6.4	—	—	—	—	—	(6.4)	0.12
Tax effect on above adjustments(8)	6.5	1.4	0.2	0.5	—	(8.6)	—	0.13
As adjusted	$94.2	$69.4	$0.2	$0.5	$—	$(63.8)	$25.6	$1.87

Year ended December 31, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Loss on sale of consolidated subsidiary	Loss (gain) on sale or disposal of assets, net	Impairment charges	Other (income) expense, net	Diluted earnings (loss) per share(4)
As reported	$171.0	$1,062.9	$77.2	$6.7	$1.1	$1.3	$10.6	$(59.5)	$3.18
Adjustments:(3)
Restructuring charges	6.7	—	—	(6.7)	—	—	—	—	0.12
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	—	—	0.03
Gain from remeasurement of benefit plans	(20.1)	—	—	—	—	—	—	20.1	(0.37)
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	—	—	0.04
Business transformation costs(2)	2.0	—	(2.0)	—	—	—	—	—	0.04
TMS impairment charges	0.3	—	—	—	—	—	(0.3)	—	0.01
Sales and use tax refund	(2.5)	—	—	—	—	—	—	2.5	(0.05)
Executive severance and transition costs	0.5	—	(0.5)	—	—	—	—	—	0.01
Harrison melt impairment charges	7.9	—	—	—	—	—	(7.9)	—	0.14
Loss on sale of consolidated subsidiary	1.1	—	—	—	(1.1)	—	—	—	0.02
Customer program early termination	1.4	1.0	—	—	—	—	(2.4)	—	0.03
Gain on sale of TMS assets	(0.1)	—	—	—	—	0.1	—	—	(0.01)
Loss on sale or disposal of assets, net(5)	0.9	—	—	—	—	(0.9)	—	—	0.02
As adjusted	$172.7	$1,060.3	$74.7	$—	$—	$0.5	$—	$(36.9)	$3.21

(1) For the year ended December 31, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (3.6 million shares) and common share equivalents for shares issuable for equity-based awards (2.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the year ended December 31, 2022 was 51.5 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.9 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with strategic initiatives and organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the year ended December 31, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (7.4 million shares) and common share equivalents for shares issuable for equity-based awards (1.7 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the year ended December 31, 2021 was 55.0 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $4.1 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(5) For the year ended December 31, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service. For the year ended December 31, 2021, the loss on sale or disposal of assets, net, consists of losses incurred related to older excess assets sold via an auction process.

(6) For the year ended December 31, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(7) Provision (benefit) for income taxes includes the net tax benefit (expense) from non-routine income tax items. For the twelve months ended December 31, 2022, this amount includes a tax benefit associated with the reversal of an inventory reserve related to an accounting policy change from LIFO to FIFO, which occurred in 2019 and a tax expense related to the reversal of our full domestic valuation allowance.

(8) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(4), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(5) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021	2022
Net income (loss)	$(33.2)	$57.1	$65.1	$171.0	$(13.3)
Net Income Margin (1)	(13.5%)	16.9%	4.9%	13.3%	(4.2%)

Provision (benefit) for income taxes	28.9	3.6	32.0	5.7	0.7
Interest (income) expense, net	(1.0)	1.2	0.6	5.9	(0.2)
Earnings Before Interest and Taxes (EBIT) (2)	$(5.3)	$61.9	$97.7	$182.6	$(12.8)
EBIT Margin (2)	(2.2%)	18.3%	7.3%	14.2%	(4.0%)

Depreciation and amortization	14.6	15.0	58.3	63.1	14.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$9.3	$76.9	$156.0	$245.7	$1.6
EBITDA Margin (3)	3.8%	22.7%	11.7%	19.2%	0.5%
Adjustments:
Gain (loss) on sale of TMS assets	—	0.1	—	0.1	—
Restructuring charges	—	(4.7)	(0.8)	(6.7)	—
Accelerated depreciation and amortization (EBIT only)	—	—	—	(1.5)	—
Gain (loss) from remeasurement of benefit plans	(1.8)	22.3	35.4	20.1	(4.8)
Loss on extinguishment of debt	—	—	(43.1)	—	(0.1)
Write-down of supplies inventory	—	—	—	(2.1)	—
Business transformation costs (6)	(0.1)	(0.6)	(1.6)	(2.0)	(0.8)
IT transformation costs (8)	(1.3)	—	(4.2)	—	(1.6)
Sales and use tax refund	—	—	—	2.5	—
Executive severance and transition costs	—	—	—	(0.5)	—
Harrison melt impairment charges	—	—	—	(7.9)	—
TMS impairment charges	—	—	—	(0.3)	—
Loss on sale of consolidated subsidiary	—	—	—	(1.1)	—
Customer program early termination	—	(1.4)	—	(1.4)	—
Loss on sale or disposal of assets, net (7)	0.6	(0.9)	(1.9)	(0.9)	(1.9)
Adjusted EBIT (4)	$(2.7)	$47.1	$113.9	$184.3	$(3.6)
Adjusted EBIT Margin (4)	(1.1%)	13.9%	8.6%	14.4%	(1.1%)
Adjusted EBITDA (5)	$11.9	$62.1	$172.2	$245.9	$10.8
Adjusted EBITDA Margin (5)	4.8%	18.4%	12.9%	19.2%	3.4%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(5) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(6) Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with strategic initiatives and organizational changes.

(7) For the three months ended December 31, 2022, the gain on sale or disposal of assets, net, primarily related to the sale of excess assets. For the three months and year ended December 31, 2021, the loss on sale or disposal of assets, net, consists of losses incurred related to older excess assets sold via an auction process. For the three months ended September 30, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service.

For the year ended December 31, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company's TimkenSteel Material Services ("TMS") facility, as well as write-offs of aged assets removed from service. For the year ended December 31, 2021, the loss on sale or disposal of assets, net, consists of losses incurred related to older excess assets sold via an auction process.

(8) IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present net sales by end-market sector, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market sector, both on a gross basis and on a per ton basis, adjusted to exclude raw material and natural gas surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market sector, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-market sectors.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and natural gas surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended December 31, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	67.7	47.5	13.1	—	128.3

Net Sales	$112.1	$99.5	$29.3	$4.5	$245.4
Less: Surcharges	27.8	19.9	6.8	—	54.5
Base Sales	$84.3	$79.6	$22.5	$4.5	$190.9

Net Sales / Ton	$1,656	$2,095	$2,237	$—	$1,913
Surcharges / Ton	$411	$419	$519	$—	$425
Base Sales / Ton	$1,245	$1,676	$1,718	$—	$1,488

	Three Months Ended December 31, 2021
	Mobile	Industrial	Energy	Other(1)	Total
Tons	84.5	101.6	12.2	—	198.3

Net Sales	$127.9	$180.9	$21.5	$8.0	$338.3
Less: Surcharges	46.2	61.5	8.0	—	115.7
Base Sales	$81.7	$119.4	$13.5	$8.0	$222.6

Net Sales / Ton	$1,514	$1,781	$1,762	$—	$1,706
Surcharges / Ton	$547	$606	$655	$—	$583
Base Sales / Ton	$967	$1,175	$1,107	$—	$1,123

	Three Months Ended September 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	71.2	71.3	16.0	—	158.5

Net Sales	$130.0	$146.0	$36.0	$4.8	$316.8
Less: Surcharges	42.9	45.8	11.3	—	100.0
Base Sales	$87.1	$100.2	$24.7	$4.8	$216.8

Net Sales / Ton	$1,826	$2,048	$2,250	$—	$1,999
Surcharges / Ton	$603	$643	$706	$—	$631
Base Sales / Ton	$1,223	$1,405	$1,544	$—	$1,368

(Dollars in millions, tons in thousands)
	Year Ended December 31, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	313.2	315.8	63.1	—	692.1

Net Sales	$539.1	$628.7	$136.6	$25.5	$1,329.9
Less: Surcharges	171.6	200.6	43.1	—	415.3
Base Sales	$367.5	$428.1	$93.5	$25.5	$914.6

Net Sales / Ton	$1,721	$1,991	$2,165	$—	$1,922
Surcharges /Ton	548	635	683	—	600
Base Sales / Ton	$1,173	$1,356	$1,482	$—	$1,322

	Year Ended December 31, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	370.4	408.9	39.3	—	818.6

Net Sales	$527.9	$661.2	$62.9	$30.9	$1,282.9
Less: Surcharges	167.7	218.3	22.1	—	408.1
Base Sales	$360.2	$442.9	$40.8	$30.9	$874.8

Net Sales / Ton	$1,425	$1,617	$1,601	$—	$1,567
Surcharges / Ton	$453	$534	$563	$—	$498
Base Sales / Ton	$972	$1,083	$1,038	$—	$1,069

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$257.2	$259.6

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(161.2)	(143.5)
Availability	238.8	256.5
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.4)
Availability not borrowed	$233.5	$251.1

Total liquidity	$490.7	$510.7

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of December 31, 2022 and December 31, 2021, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2021 4Q vs. 2022 4Q	2022 3Q vs. 2022 4Q	Full Year 2021 vs. 2022
Beginning Adjusted EBITDA(1)	$62	$11	$246
Volume	(16)	(12)	(23)
Price/Mix	18	(4)	129
Raw Material Spread	(33)	(8)	(73)
Manufacturing	(43)	(2)	(126)
Inventory Reserve	—	1	(9)
SG&A	—	(2)	7
Other	24	28	21
Ending Adjusted EBITDA(1)	$12	$12	$172

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).